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EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in this Annual Report (Form 10-K) of Perclose, Inc. of our report dated April 25, 1997, included in the 1997 Annual Report to Stockholders of Perclose, Inc.

    Our audits also included the financial statement schedule of Perclose, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    We also consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-56 and 333-17977) pertaining to the 1992 Stock Plan, 1995 Employee Stock Purchase Plan, and 1995 Director Option Plan of Perclose, Inc. of our report dated April 25, 1997, with respect to the financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Perclose, Inc.

                                          ERNST & YOUNG LLP

San Jose, California
June 13, 1997